QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.4

[MORGAN STANLEY LETTERHEAD]

Consent of Morgan Stanley & Co. Incorporated

        We hereby consent to the use in the Registration Statement of Adobe Systems Incorporated ("Adobe") on Form S-4 and in the Joint Proxy Statement/Prospectus of Adobe and Macromedia, Inc., which is part of the Registration Statement, of our opinion dated April 17, 2005 appearing as Annex E to such Joint Proxy Statement/Prospectus, and to the description of such opinion and to the references to our name contained therein under the heading "Summary—Opinions of Financial Advisors—Opinion of Macromedia's Financial Advisor", "Adobe Proposal No. 1 and Macromedia Proposal No. 1—The Merger—Background", "—Macromedia's Reasons for the Merger", and "—Opinion of Macromedia's Financial Advisor". In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the "Securities Act"), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act or the rules and regulations promulgated thereunder.

MORGAN STANLEY & CO. INCORPORATED
	By:	/s/ ANAND BALAKRISHNA
New York, New York June 24, 2005

QuickLinks

  Exhibit 99.4
Consent of Morgan Stanley & Co. Incorporated